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                                                                     Exhibit 5.1

Letterhead of Cleary, Gottlieb, Steen & Hamilton

                                                 December 9, 2003

Telefonos de Mexico, S.A. de C.V.
Parque Via 190
Colonia Cuauhtemoc
06599 Mexico, D.F. Mexico


Ladies and Gentlemen:


     We have acted as special United States counsel to Telefonos de Mexico, S.A. de C.V. (the "Company"), a corporation (sociedade anonima de capital variable) organized under the laws of the United Mexican States, in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form F-3 (the "Registration Statement") relating to the offering from time to time, in one or more series (if applicable), of debt securities (the "Securities"). The Securities being registered under the Registration Statement will have an aggregate initial offering price of up to U.S.$2,000,000,000, or the equivalent thereof in one or more other currencies, and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

     Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Securities, the Securities are to be issued under (i) an indenture, dated as of June 11, 1999, as supplemented by a second supplemental indenture, dated as of December 9, 2003 (the "Citibank Indenture"), between the Company and Citibank, N.A., as trustee (the "Citibank Trustee") or (ii) an indenture dated as of November 19, 2003 dated as of November 19, 2003 (the "JPMorgan Indenture," and together with the Citibank Indenture, the "Indentures"), between the Company and JPMorgan Chase Bank, as trustee (the "JPMorgan Trustee").

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Telefonos de Mexico, S.A. de C.V., p. 2

     In arriving at the opinion expressed below, we have reviewed the Registration Statement, including the Indentures attached thereto or incorporated by reference therein as exhibits, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

     In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture under which such Securities are issued.

     Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to transactions contemplated in the Indentures) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors' rights.

     We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) at the time the Securities are offered or issued as contemplated by the Registration Statement, the Registration Statement will be effective and will comply with all applicable laws, (iii) the terms of all Securities will conform to the forms thereof contained in the applicable indenture and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) the Company will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof, will enter, together with the Citibank Trustee or the JPMorgan Trustee, as the case may be, into any necessary supplemental indenture relating to the Securities and will take any other appropriate additional corporate action, and (vi) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the applicable indenture, duly authenticated and countersigned.

     We express no opinion as to the enforceability of Section 1010 of the Citibank Indenture and Section 1010 of the JPMorgan Indenture providing for indemnification by the

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Telefonos de Mexico, S.A. de C.V., p. 3

     Company of the Citibank Trustee and the JPMorgan Trustee, respectively, and the holders of the Securities against any loss in obtaining the currency due to the Citibank Trustee or the JPMorgan Trustee, as the case may be, or such holders of the Securities from a court judgment in another currency.

     The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading "Validity of Securities" as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          CLEARY, GOTTLIEB, STEEN & HAMILTON



                                          By: /s/ Nicolas Grabar
                                             -----------------------------------
                                                  Nicolas Grabar, a Partner